Exhibit 99.1

For Immediate Release
Media Contact
Dick Parsons
 (949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Earnings Increased 18% for Third Qtr ended 11-30-13 Vs Prior Year which is the 3rd Consecutive Qtr with Multiple Digit Gains Vs Prior Year

Year-to-date earnings are up over 5 Times versus Prior Year

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  January 15, 2014 –Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to its most recent fiscal quarter’s end. For the Third Quarter ended November 30, 2013, Revenue was $1,197,653 compared to $1,161,785 in the prior year, an increase of $35,868 (+3.1%). In addition, Net Income after taxes of $197,415 was an increase of $30,319 (+18.1%) compared to the prior year’s Net Income after taxes of $167,096.

In addition, the Company reported that sales revenue for the first nine months of the fiscal year ended November 30, 2013 was $3,860,657 compared to $2,779,604 in the prior year, up $1,081,053 (+38.9%). Net Income after income taxes was $480,503 for the same period and was up $407,112 (+554.7%) versus prior year Net Income of $73,391 or 5 times the Net Income over prior year.

Carl Palmer, President, Founder and Chairman stated that, “We are pleased to announce that both revenues and earnings are up for the third consecutive quarter with sales showing double digit gains versus prior year while earnings generated 5 times or greater digit gains versus prior year with higher margin products.” Mr. Palmer went on to say that, “I am just completing my fourth trip to China and Hong Kong in the last 3 months, meeting with new and existing Distributors. We have been involved in sales force training meetings and market strategy planning as well as taking orders for initial distribution. I have also sourced several new product ideas that have the potential as well as the capability of being sold not only in Asia but North America as well. We hope to introduce them to the marketplace within the next 90 days.” Mr. Palmer added that, “We believe that demand for pure water in China is especially high, and Seychelle is looking into the possibility of establishing an assembly operation in South China to handle the anticipated sales volume.”

Dick Parsons, Chief Executive Officer, announced that, “As a result of our successful 20oz sports bottle test marketing program, we are launching two new initiatives. First, we plan to appoint a new Distributor in January for Hawaii, Guam and Micronesia to handle our RAD/Advanced 20oz Sports Bottle sales. We have developed attractive retail packaging and plan to target the estimated 1.5 million Japanese tourists who come to the Islands every year. The attractive retail package has some Japanese language on it, and the marketing program includes local street car advertising in Waikiki.  Our strategy is for tourists from Japan as well as China, Philippines and South Korea to take the bottles back to their country thus potentially interesting retailers to contact us while we are setting up sales and distribution programs in those countries.” Second, Mr. Parsons added that, “We are meeting with a large, potential Distributor from Mexico who has widespread distribution. Mexico is the second largest pure water market in the world. Our strategy is to penetrate the market with advanced filtration products for the outdoor, military, government and tourist markets as well as the drinking water market with our 20oz Sports Bottle. Initial meetings are targeted to commence within the next few weeks.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks. The regular filter works for water from the tap while the standard and advanced filters are needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53 by Broward Testing Laboratories.

“Perfectly Filtered Water – Great Taste – Healthier Life”

Note to Investors

This press release may contain certain forward-looking information about the Seychelle’s business prospects/projections.  These are based upon good-faith current expectations of Seychelle’s management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.